Exhibit 21.1
Subsidiaries of Registrant
IPG Laser GmbH
IPG Photonics (UK) Ltd.
IRE-Polus NTO
IPG Fibertech S.r.l.
IPG Photonics (Japan) Ltd.
IPG Photonics (India) Pvt. Ltd.
IPG Photonics (Korea) Ltd.
IPG Photonics (China) Ltd.
IPG Investment Corp.
IPG Fiber Laser Technology Co. (Beijing) Ltd.